UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Hartley, Thomas Y.

   5241 Spring Mountain Road
   Las Vegas, NV  89102
   USA
2. Issuer Name and Ticker or Trading Symbol
   Southwest Gas Corporation
   SWX
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   July 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Commmon Stock              |7/18/9|S (3| |2000              |D  |18.8125    |                   |      |                           |
                           |7     |)   | |                  |   |           |                   |      |                           |
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Common Stock               |7/18/9|P (3|V|2000              |A  |18.8125    |12,762             |D     |                           |
                           |7     |)   | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Option (right to|$15     |7/15/|A   |V|3000       |A  |(1)  |7/14/|Common Stock|3,000  |       |3,000       |D  |            |
 buy)                 |        |96   |    | |           |   |     |06   |            |       |       |            |   |            |
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Stock Option (right to|$17     |5/8/9|A   |V|2,000      |A  |(2)  |5/7/0|Common Stock|2,000  |       |2,000       |D  |            |
 buy)                 |        |7    |    | |           |   |     |7    |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) The option vests in three annual installments of 1,200 shares in 1997, 900 shares in 1998, and 900 shares in
1999, beginning on July 15,
1997.
(2) The option vests in three annual installments of 800 shares in 1998, 600 shares in 1999, and 600 shares in
2000, beginning on May 8,
1998.
(3) Transaction done to satisfy IRS requirements and limit "short-swing" profit liability under Sec. 16(b) of Securities and Exchange Act of 1934 in the "transfer of 2,000 shares" into a tax deferred compensation plan.
SIGNATURE OF REPORTING PERSON
/s/ Thomas Y. Hartley, by Faye J. Ringler, Attorney in Fact
DATE
8/7/97